FREDERICK COUNTY
BANCORP, INC.

PRESS RELEASE

Frederick County Bancorp, Inc. Reports Results for the Second Quarter 2010

July 23, 2010, Frederick, MD — Frederick County Bancorp, Inc. (the “Company”) (OTC Bulletin Board: FCBI), the parent company for Frederick County Bank (“FCB”), announced today that, for the quarter ended June 30, 2010, the Company recorded net income of $338,000 and diluted earnings per share of $0.23, as compared to net income of $239,000 and diluted earnings per share of $0.16 recorded for the second quarter of 2009.

During the second quarter of 2010, the Company realized securities gains of $84,000 or $50,000, net of taxes and a $153,000 stock option compensation expense, which does not receive any tax benefit, which resulted from issuing 118,700 stock options to Directors and employees during this quarter. The Company had previously not granted stock options since 2001 when FCB opened. This non-cash expense represents the estimated fair value of the options that have vested during the three and six months ended June 30, 2010. The stock options were granted with a three year vesting period and the remaining fair value of the stock options will be recognized ratably over that three year period resulting in approximately $30,000 of additional compensation expense each quarter through April 2012.

Comparatively, during the second quarter of 2009, the Company realized securities gains of $117,000 or $70,000, net of taxes. The Company’s decision to sell securities and realize the gains during the second quarter of 2009 was influenced, in part, by the FDIC’s special assessment in the amount of $115,000 or $69,000, net of taxes.

The Company earned $646,000 with diluted earnings per share of $0.44 for the six months ended on June 30, 2010, as compared to $284,000 in earnings and diluted earnings per share of $0.19 for the same period in 2009. The increase in earnings was due primarily to an increase in net interest income in 2010 to $5.2 million from the $4.1 million recorded in the first half of 2009, while the provision for loan losses remained constant at $600,000 for both periods.

Net loan charge-offs for the first half of 2010 totaled $588,000, consisting predominantly of a single loan of two loans charged-off in the first quarter. Net loan charge-offs for the same period last year consisted of several charged-off loans totaling an aggregate of $682,000.

The ratio of the allowance for loan losses to total loans stood at 1.44% and 1.47% as of June 30, 2010 and 2009, respectively. Nonperforming assets stood at $1.07 million and $1.05 million at June 30, 2010 and 2009, respectively, and at $1.44 million at December 31, 2009. The corresponding nonperforming assets to total assets ratios were 0.36% and 0.41% as of June 30, 2010 and 2009, respectively, and 0.56% as of December 31, 2009.

The Company also reported that, as of June 30, 2010, assets stood at $298.9 million, with total deposits of $258.2 million and gross loans of $217.3 million, representing increases of 15.7%, 17.3% and 5.0% respectively, compared to the first half of 2009. The Company’s asset, deposit and loan totals reflect management’s decision to return to a balance sheet growth strategy, in particular by increasing core deposits while maintaining modest loan growth.

President and CEO Martin S. Lapera said, “Frederick County Bank’s capital and liquidity positions are strong and compare very favorably to our peer group of banks. Our capital ratios exceed the regulatory requirements for well capitalized banks, with our ratios of 13.51% and 12.25% for Total Risk-Based Capital and Tier 1 Capital, respectively, compared to the regulatory minimums of 10.00% and 6.00%. Our liquidity position remains strong, with $37.4 million in federal funds sold and other overnight investments, which equates to 12.5% of assets. We are now actively pursuing opportunities that will put us back on a path of growth and increased profitability.”

Frederick County Bank commenced operations in 2001 and has posted positive quarterly earnings continuously since 2002, its second year in operation. The Bank is headquartered in Frederick, Maryland, and conducts full service commercial banking services through four offices, three of which are in the City of Frederick and one office located in Walkersville, Maryland. As of March 31, 2010, Frederick County Bank maintains a solid Four Star Rating from Bankrate.com and the top Five Star Rating from Bauer Financial, Inc.

	June 30,	June 30,	December 31,
	2010	2009	2009
(dollars in thousands)	(unaudited)	(unaudited)	(audited)
Total assets	$298,858	$258,248	$258,559
Cash and due from banks	1,557	815	1,447
Federal funds sold and other overnight investments	37,434	30,131	10,667
Investment securities - available for sale	35,318	14,458	24,077
Restricted stock	1,566	1,566	1,566
Loans, net	214,168	203,891	211,816
Deposits	258,199	220,190	219,312
Short-term borrowings	500	-	500
Long-term borrowings	10,000	10,000	10,000
Junior subordinated debentures	6,186	6,186	6,186
Shareholders' equity	22,954	20,947	21,750

Nonperforming assets	1,067	1,051	1,438

SELECTED FINANCIAL DATA
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
(dollars in thousands, except per share data)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
SUMMARY OF OPERATING RESULTS:
Interest income	$3,645	$3,468	$7,149	$6,932
Interest expense	1,027	1,381	1,993	2,845
Net interest income	2,618	2,087	5,156	4,087
Provision for loan losses	200	200	600	600
Net interest income after provision for loan losses	2,418	1,887	4,556	3,487
Securities gains	84	117	84	117
Loss on sale of foreclosed properties	-	-	-	(32)
Noninterest income (excluding gains (losses))	147	134	284	274
Noninterest expense	2,074	1,782	3,909	3,465
Income before provision for income taxes	575	356	1,015	381
Provision for income taxes	237	117	369	97
Net income	338	239	646	284

Net charge-offs	88	-	588	682

PER COMMON SHARE DATA:
Basic earnings per share	$0.23	$0.16	$0.44	$0.19
Diluted earnings per share	$0.23	$0.16	$0.44	$0.19
Basic weighted average number of shares outstanding	1,471,846	1,460,802	1,466,852	1,460,802
Diluted weighted average number of shares outstanding	1,485,222	1,481,786	1,477,650	1,478,696
Common shares outstanding	1,474,482	1,460,802	1,474,482	1,460,802
Book value per share	$15.57	$14.34	$15.57	$14.34

SELECTED UNAUDITED FINANCIAL RATIOS:
Return on average assets	0.47%	0.37%	0.47%	0.22%
Return on average equity	5.97%	4.67%	5.76%	2.58%
Allowance for loan losses to total loans	1.44%	1.47%	1.44%	1.47%
Nonperforming assets to total assets	0.36%	0.41%	0.36%	0.41%
Ratio of net charge-offs to average loans	0.04%	0.00%	0.27%	0.33%
Tier 1 capital to risk-weighted assets	12.25%	12.10%	12.25%	12.10%
Total capital to risk-weighted assets	13.51%	13.35%	13.51%	13.35%
Tier 1 capital to average assets	9.93%	10.51%	9.93%	10.51%
Average equity to average assets	7.84%	8.01%	8.11%	8.55%

Weighted average yield/rate on:
Loans	6.31%	6.27%	6.29%	6.23%
Interest-earning assets	5.31%	5.63%	5.47%	5.62%
Interest-bearing liabilities	1.83%	2.77%	1.88%	2.86%
Net interest spread	3.48%	2.86%	3.59%	2.75%
Net interest margin	3.84%	3.42%	3.98%	3.34%

The statements in this press release that are not historical facts constitute "forward-looking statements" as defined by Federal Securities laws. Forward-looking statements can generally be identified by the use of forward- looking terminology such as "believes," "expects," "intends," "may," "will," "should," "anticipates" or similar terminology. Such statements, specifically regarding the Company's intentions regarding growth and market expansion, are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, changes in interest rates, deposit flows, loan demand and real estate values, as well as changes in economic, competitive, governmental, regulatory, technological and other factors which may affect the Company specifically, its existing and target market areas or the banking industry generally. Forward-looking statements speak only as of the date they are made. The Company will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made. For further information, please refer to the Company’s reports filed with the U.S. Securities and Exchange Commission.

Contact: William R. Talley, Jr., Executive Vice President, Chief Financial Officer and Chief Operating Officer, (240) 529-1507

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